Exhibit 5.1
June 5, 2026
Blue Owl Technology Finance Corp.
399 Park Avenue
New York, NY 10022
Ladies and Gentlemen:
We have acted as counsel to Blue Owl Technology Finance Corp., a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-289793) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective upon filing with the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated August 22, 2025, which was included in the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the public offering of $500,000,000 in aggregate principal amount of the Company’s 6.500% unsecured notes due 2029 (the “Notes”), as described in the Prospectus and a prospectus supplement dated June 2, 2026 (the “Prospectus Supplement”). All of the Notes are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.
The Notes will be issued pursuant to the indenture, dated as of June 12, 2020, entered into between the Company and Deutsche Bank Trust Company Americas, as successor to Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a seventh supplemental indenture, dated June 5, 2026, between the Company and the Trustee (collectively, the “Indenture”).
As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:
(i)the Second Articles of Amendment and Restatement of the Company and the Articles of Amendment thereto, each as certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (collectively, the “Charter”);
(ii)a Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date;
(iii)the resolutions of the board of directors, or a duly authorized committee thereof, of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization, execution and delivery of the Indenture;
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(iv)the underwriting agreement dated June 2, 2026, among the Company and Mizuho Securities USA LLC, J.P. Morgan Securities LLC, MUFG Securities Americas Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed in Schedule 1 thereto, relating to the issuance and sale of the Notes (the “Underwriting Agreement”);
(v)the Indenture; and
(vi)a specimen copy of the form of the Notes to be issued pursuant to the Indenture in the form attached to the Indenture.
With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, (v) that all certificates issued by public officials or officers of the Company have been properly issued, (vi) the accuracy and completeness of all corporate records made available to us by the Company, (vii) that the Indenture is the valid and legally binding obligation of the parties thereto (other than the Company) and (viii) that at the time of issuance of the Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended (the “1940 Act”), giving effect to Section 61(a) of the 1940 Act.
This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
As to certain matters of fact relevant to the opinion in this opinion letter, we have relied on certificates of officers of the Company and on the representations, warranties and covenants of the Company set forth in the Underwriting Agreement. We have also relied on certificates and confirmations of public officials (which we have assumed remain accurate on the date of this opinion letter). We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.
The opinion set forth below is limited to the contract laws of the State of New York, as in effect on the date hereof, and we express no opinion with respect to any other laws of the State of New York or the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Notes.
On the basis of and subject to the foregoing, and subject to the all of the assumptions, qualifications and limitations set forth in this opinion letter, we are of the opinion that, when the Notes are duly executed and delivered by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and delivered to the purchasers thereof against payment of the agreed consideration therefor, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.
The opinion expressed in this opinion letter (a) is strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (b) is only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference in the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Prospectus and Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ EVERSHEDS SUTHERLAND (US) LLP